Exhibit 5.3

Snell & Wilmer ____________ L.L.P. ____________ LAW OFFICES Hughes Center 3883 Howard Hughes Parkway Suite 1100 Las Vegas, Nevada 89169-5958 702.784.5200 www.swlaw.com	ALBUQUERQUE BOISE DENVER LAS VEGAS LOS ANGELES LOS CABOS ORANGE COUNTY PHOENIX PORTLAND RENO SALT LAKE CITY SAN DIEGO SEATTLE TUCSON WASHINGTON DC

June 29, 2020
Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212

Re:	Westinghouse Air Brake Technologies Corporation 3.200% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as special Nevada counsel for Transportation Systems Services Operations Inc., a Nevada corporation (the “Nevada Subsidiary Guarantor”) in connection with (a) that certain Underwriting Agreement dated June 16, 2020 (the “Underwriting Agreement”), pursuant to which Westinghouse Air Brake Technologies Corporation, a Delaware corporation (the “Company”) proposes to issue and sell $500,000,000 aggregate principal amount of the Company’s 3.200% Senior Notes due 2025 (the “Notes”) to the several Underwriters named in, and in the respective amounts set forth in, Schedule A thereto, which Notes will be guaranteed, on an unconditional basis, by the Nevada Subsidiary Guarantor and the other guarantors listed in Schedule B thereto, and (b) that certain Eleventh Supplemental Indenture, dated as of June 29, 2020 (the “Supplemental Indenture”), by and among the Company, the Nevada Subsidiary Guarantor and certain other guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), which Supplemental Indenture supplements that certain Indenture dated as of August 8, 2013 (the “Base Indenture”), as previously supplemented by (i) the Second Supplemental Indenture, dated as of November 3, 2016, among the Company, the guarantors party thereto, and the Trustee (the “Second Supplemental Indenture”) and (ii) the Tenth Supplemental Indenture, dated as of June 6, 2019, among the Company, the Nevada Subsidiary Guarantor and certain other guarantors party thereto, and the Trustee (the “Tenth Supplemental Indenture” and collectively with the Base Indenture and the Second Supplemental Indenture, “Original Indenture”).  The Original Indenture and Supplemental Indenture are collectively referred to herein as the “Indenture.”

As used in this opinion, the phrase “to our knowledge,” or words of similar import, mean, as to matters of fact, that, to the actual knowledge of the attorneys within our firm principally responsible for representation of the Nevada Subsidiary Guarantor in connection with the Underwriting Agreement, Supplemental Indenture, and Notation (as hereinafter defined), but without any independent factual investigation or verification of any kind, such matters are factually correct.

Snell & Wilmer is a member of LEX MUNDI, The Leading Association of Independent Law Firms.

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For purposes of this opinion, we have examined such questions of law and fact as we have deemed necessary or appropriate.  We have examined only the following documents and have made no other investigation or inquiry:

I.            Documents Examined.

A.          We have reviewed the Underwriting Agreement, the Original Indenture, and the Supplemental Indenture (including the Notation of Guarantee (“Notation”), the form of which is attached thereto).

B.          In addition, we have reviewed the following documents (the “Organizational Documents”):

1.           Amended and Restated Articles of Incorporation of the Nevada Subsidiary Guarantor, filed with the Secretary of State of the State of Nevada (the “Secretary of State”) on September 18, 2018;

2.           Amended and Restated Bylaws of the Nevada Subsidiary Guarantor, dated October 10, 2018;

3.           Unanimous Written Consent of the Board of Directors of the Nevada Subsidiary Guarantor, dated May 31, 2019;

4.           Unanimous Written Consent of the Board of Directors of the Nevada Subsidiary Guarantor, dated June 12, 2020;

5.           Officer’s Certificate of the Nevada Subsidiary Guarantor, dated June 29, 2020;

6.           Opinion Certificate of the Nevada Subsidiary Guarantor, dated June 29, 2020, which we have relied upon with your permission; and

7.           Certificate of Existence With Status in Good Standing with respect to the Nevada Subsidiary Guarantor, dated June 28, 2020, issued by the Secretary of State (the “Good Standing Certificate”).

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II.           Opinions.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth below, it is our opinion that:

A.          The Nevada Subsidiary Guarantor is a corporation validly existing under the laws of the State of Nevada and, based solely upon the Good Standing Certificate, the Nevada Subsidiary Guarantor is in good standing under the laws of the State of Nevada.

B.         The execution and delivery of the Underwriting Agreement, Indenture, and Notation, and the performance of the Nevada Subsidiary Guarantor’s obligations thereunder, have been duly authorized by all requisite corporate action on the part of the Nevada Subsidiary Guarantor.

C.          The Tenth Supplemental Indenture, Supplemental Indenture, and Notation have been duly executed and delivered by the Nevada Subsidiary Guarantor.

D.          The execution and delivery of the Underwriting Agreement, Indenture, and Notation, and the performance of Nevada Subsidiary Guarantor’s obligations thereunder, will not violate: (i) any Organizational Documents, (ii) any applicable law, rule, statute or regulation of the State of Nevada, or (iii) to our knowledge, any order or decree of any court, arbitrator, or governmental agency that is binding upon the Nevada Subsidiary Guarantor or its properties.

E.          The Nevada Subsidiary Guarantor has the requisite corporate power and authority to enter into the Underwriting Agreement, Indenture, and Notation, and to carry out the terms and conditions and perform the obligations applicable to it under the Underwriting Agreement, Indenture, and Notation.

F.         No authorization, consent or other approval of, notice to or filing with any Nevada court, governmental authority or regulatory body is required to authorize or is required in connection with the execution and delivery by the Nevada Subsidiary Guarantor of the Underwriting Agreement, Indenture, or Notation, or the performance by the Nevada Subsidiary Guarantor of its obligations thereunder.

III.         Assumptions.

With your permission, in rendering the foregoing opinions, we have made the following assumptions.  We have made these assumptions without independent verification, and with the understanding that we are under no duty to inquire or investigate regarding such matters.

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A.          Each natural person who is executing the Underwriting Agreement, Indenture, or Notation possesses the legal competency and capacity necessary for such individual to execute the Underwriting Agreement, Indenture, or Notation, as the case may be.

B.          The Underwriting Agreement, Indenture, and Notation accurately and completely describe and contain the parties’ mutual intent, understanding, and business purposes, and there are no oral or written statements, agreements, understandings, or negotiations, nor any usage of trade or course of prior dealing among the parties, that directly or indirectly modify, define, amend, supplement, or vary, or purport to modify, define, amend, supplement, or vary, any of the terms of the Underwriting Agreement, Indenture, or Notation, or any of the parties’ rights or obligations thereunder, by waiver or otherwise.

C.         The compliance by all persons other than the Nevada Subsidiary Guarantor with any and all applicable laws, rules and regulations with which such persons are required to comply relating to or affecting the matters and actions contemplated in the Underwriting Agreement, Indenture, or Notation.

D.         The result of the application of New York law as specified in the Underwriting Agreement and Indenture will not be contrary to a fundamental policy of the law of any other state with which the parties may have material or relevant contacts and as to which there is a materially greater interest in determining an issue of choice of law.

E.          The Underwriting Agreement, Indenture, and Notation will each be duly delivered for value and for the consideration provided for in or contemplated by the Underwriting Agreement, Indenture, or Notation, as the case may be.

F.           All signatures on the documents are genuine.

G.         All documents submitted to us as originals are authentic; all documents submitted to us as certified or photostatic copies or as unexecuted forms conform to the original documents; all public records reviewed are accurate and complete; and the certificates and other documentation issued or prepared by governmental authorities or officers of the Nevada Subsidiary Guarantor are accurate as of the date of this letter even though they may have been signed or issued on an earlier or later date.

IV.          Qualifications and Limitations.

The opinions set forth above are subject to the following qualifications and limitations:

A.         We are qualified to practice law in the State of Nevada, and we do not purport to be experts on, or to express any opinion concerning, any law other than the law of the State of Nevada and the federal laws of the United States of America that, in our experience, are generally applicable to transactions of this type.

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B.           The opinions expressed in this letter are based upon the law and facts in effect on the date hereof, and we assume no obligation to update, revise or supplement this opinion.

C.         We express no opinion as to any parties’ compliance with any foreign, federal, state or local anti-money laundering laws, regulations or rules, or the effect, if any, such laws, rules or regulations may have on the Underwriting Agreement, Indenture, or Notation.  We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Nevada, or as to federal or state laws regarding fraudulent transfers.

D.          This opinion is being furnished to the Company solely for its benefit and may not be used, disseminated, circulated, quoted, referred to or relied upon by any other person (including by way of subrogation or assignment) or for any other purpose without our prior written consent; provided, however, that, subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, K&L Gates LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company, as delivered on the date hereof.  This opinion is rendered as of the date set forth above, and we express no opinion as to circumstances or events that may occur subsequent to such date. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or reflect any changes in any law that may hereafter occur or become effective. This opinion is limited to the matters expressly set forth in this letter and no opinion is to be implied or inferred beyond the matters expressly so stated.

Very truly yours,

SNELL & WILMER L.L.P.

/s/ Snell & Wilmer L.L.P.